Exhibit 99.1

Investors Title Company Announces Record Second Quarter 2018 Financial Results

CHAPEL HILL, N.C.--(BUSINESS WIRE)--August 6, 2018--Investors Title Company (NASDAQ: ITIC) today announced its results for the second quarter ended June 30, 2018. Net income attributable to the Company increased 22.4% to a new second quarter record of $6.9 million, or $3.66 per diluted share, versus $5.7 million, or $2.99 per diluted share, for the prior year period.

Revenues also set a new second quarter record, increasing 4.5% to $41.9 million, compared with $40.1 million in the prior year period. Net premiums written increased due to higher real estate values, as well as a shift to higher-premium purchase activity, which offset the decline in refinance activity that has occurred over the past year. Other investment income increased primarily due to higher earnings from partnership investments. Implementation of a new accounting standard in 2018 resulted in recognition of a $0.3 million net unrealized gain on equity investments.

Operating expenses increased 4.2% versus the prior year quarter, mainly driven by higher personnel and claims expenses. Personnel costs increased as a result of higher staffing levels related to the support of growth, increases in contract services related to software initiatives, and normal inflationary increases in salaries and benefits. The provision for claims was higher in the current quarter mainly due to comparison to a prior year period which included a significant amount of favorable loss development from earlier policy years. In addition, the Company’s net income benefitted from recent tax reform legislation.

For the six months ended June 30, 2018, net income attributable to the Company increased 9.6% to $11.1 million, or $5.87 per diluted share, versus $10.2 million, or $5.35 per diluted share, for the prior year period. Revenues decreased 2.8% to $75.7 million, while operating expenses decreased 2.3% to $61.7 million. Results for the first half of the year have been shaped predominantly by the same factors that affected the second quarter, with the exception of more favorable claims experience for the six months ended June 30, 2018 versus the prior year period.

Chairman J. Allen Fine added, “We are pleased to report a record level of revenue and earnings for the second quarter. Revenue growth from purchase activity was strong enough to offset the impact of lower levels of refinance activity. In addition, we continued to benefit from stable levels of claims experience. We remain optimistic that low unemployment levels and wage growth will continue to offset headwinds resulting from the effects of rising interest rates and housing supply constraints, resulting in another strong year for real estate, mortgage lending, and title insurance.”

Investors Title Company’s subsidiaries issue and underwrite title insurance policies. The Company also provides investment management services and services in connection with tax-deferred exchanges of like-kind property.

Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among others, any statements regarding the Company’s expected performance for this year, future home price fluctuations, changes in home purchase or refinance activity and the mix thereof, interest rate changes, expansion of the Company’s market presence, enhancing competitive strengths, positive development in housing affordability, wages, unemployment or overall economic conditions or statements regarding our actuarial assumptions and the application of recent historical claims experience to future periods. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments; government regulation; changes in the economy; loss of agency relationships, or significant reductions in agent-originated business; difficulties managing growth, whether organic or through acquisitions and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission, and in subsequent filings.

Investors Title Company and Subsidiaries Consolidated Statements of Income For the Three and Six Months Ended June 30, 2018 and 2017 (in thousands, except per share amounts) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
Net premiums written	$35,142	$34,672	$64,701	$67,410
Escrow and other title-related fees	2,149	1,942	3,653	3,957
Non-title services	1,696	1,515	3,288	2,878
Interest and dividends	1,125	1,114	2,243	2,211
Other investment income	1,181	766	1,450	995
Net realized investment gains	288	83	441	186
Net unrealized gain (loss) on equity investments	348	—	(294)	—
Other	7	33	230	281
Total Revenues	41,936	40,125	75,712	77,918

Operating Expenses:
Commissions to agents	16,427	16,598	30,452	32,929
Provision (benefit) for claims	564	140	(842)	860
Personnel expenses	10,798	9,942	22,138	19,900
Office and technology expenses	2,326	1,984	4,395	3,923
Other expenses	3,007	3,115	5,530	5,509
Total Operating Expenses	33,122	31,779	61,673	63,121

Income before Income Taxes	8,814	8,346	14,039	14,797

Provision for Income Taxes	1,894	2,672	2,946	4,657

Net Income	6,920	5,674	11,093	10,140

Net Loss Attributable to Noncontrolling Interests	27	1	30	11

Net Income Attributable to the Company	$6,947	$5,675	$11,123	$10,151

Basic Earnings per Common Share	$3.68	$3.01	$5.90	$5.38

Weighted Average Shares Outstanding – Basic	1,887	1,887	1,886	1,886

Diluted Earnings per Common Share	$3.66	$2.99	$5.87	$5.35

Weighted Average Shares Outstanding – Diluted	1,897	1,897	1,896	1,896

Investors Title Company and Subsidiaries Consolidated Balance Sheets As of June 30, 2018 and December 31, 2017 (in thousands) (unaudited)

	June 30, 2018	December 31, 2017
Assets

Cash and cash equivalents	$ 29,289	$20,214

Investments:
Fixed maturities, available-for-sale, at fair value	94,578	103,341
Equity securities, at fair value	48,026	47,367
Short-term investments	24,950	23,780
Other investments	11,622	12,032
Total investments	179,176	186,520

Premiums and fees receivable	11,008	10,031
Accrued interest and dividends	1,015	1,100
Prepaid expenses and other receivables	7,974	7,730
Property, net	10,820	10,173
Goodwill and other intangible assets, net	11,032	11,357
Other assets	1,457	1,403
Current income taxes receivable	1,427	385
Total Assets	$ 253,198	$248,913

Liabilities and Stockholders’ Equity

Liabilities:
Reserve for claims	$ 32,484	$34,801
Accounts payable and accrued liabilities	25,140	27,565
Deferred income taxes, net	9,461	8,626
Total liabilities	67,085	70,992

Stockholders’ Equity:
Common stock – no par value (10,000 authorized shares; 1,887 and 1,886 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively, excluding in each period 292 shares of common stock held by the Company's subsidiary)	—	—
Retained earnings	185,252	161,891
Accumulated other comprehensive income	806	15,945
Total stockholders’ equity attributable to the Company	186,058	177,836
Noncontrolling interests	55	85
Total stockholders’ equity	186,113	177,921
Total Liabilities and Stockholders’ Equity	$ 253,198	$248,913

Investors Title Company and Subsidiaries Net Premiums Written By Branch and Agency For the Three and Six Months Ended June 30, 2018 and 2017 (in thousands) (unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2018	%	2017	%	2018	%	2017	%
Branch	$10,736	30.6	$10,394	30.0	$19,353	29.9	$19,677	29.2

Agency	24,406	69.4	24,278	70.0	45,348	70.1	47,733	70.8

Total	$35,142	100.0	$34,672	100.0	$64,701	100.0	$67,410	100.0

CONTACT:
Investors Title Company
Elizabeth B. Lewter, 919-968-2200